Exhibit 99.1

Contact:	Hal S. Jones	For Immediate Release
	(202) 334-6645	October 30, 2009

THE WASHINGTON POST COMPANY REPORTS

THIRD QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $17.1 million ($1.81 per share) for its third quarter ended September 27, 2009, compared to net income of $10.4 million ($1.08 per share) for the third quarter of last year.

Items included in the Company’s results for the third quarter of 2009:

•	$6.1 million in accelerated depreciation at The Washington Post (after-tax impact of $3.8 million, or $0.40 per share);

•	A $25.4 million goodwill and other long-lived assets impairment charge related to Kaplan Ventures (after-tax impact of $18.8 million, or $2.00 per share); and

•	A decline in equity in earnings (losses) of affiliates associated with $29.0 million in impairment charges at two of the Company’s affiliates (after-tax impact of $18.8 million, or $2.00 per share).

Items included in the Company’s results for the third quarter of 2008:

•	A $59.7 million goodwill impairment charge at the Company’s community newspapers and The Herald (after-tax impact of $41.9 million, or $4.48 per share);

•	$12.5 million in accelerated depreciation at The Washington Post (after-tax impact of $7.9 million, or $0.84 per share); and

•	$20.6 million in non-operating unrealized foreign currency losses arising from the strengthening of the U.S. dollar (after-tax impact of $13.0 million, or $1.39 per share).

Revenue for the third quarter of 2009 was $1,148.7 million, up 2% from $1,128.7 million in the third quarter of 2008. The increase is due to revenue growth at the education and cable television divisions. Revenues were down at the Company’s newspaper publishing, magazine publishing and television broadcasting divisions.

Operating income increased in the third quarter of 2009 to $61.2 million, from $40.3 million in the third quarter of 2008. Excluding the operating items discussed above, the education division reported improved results for the quarter, and the newspaper publishing division reported increased losses. The magazine publishing division reported an operating loss for the third quarter, and operating results were down at the television broadcasting division. Cable television division results declined modestly for the third quarter of 2009.

For the first nine months of 2009, net income totaled $9.0 million ($1.08 per share), compared with $47.0 million ($4.86 per share) for the same period of 2008.

Items included in the Company’s results for the first nine months of 2009:

•	$63.4 million in early retirement program expense at The Washington Post and Newsweek (after-tax impact of $39.3 million, or $4.18 per share);

•	$33.0 million in restructuring charges related to Kaplan’s Score and Test Prep operations (after-tax impact of $20.5 million, or $2.18 per share);

•	$33.8 million in accelerated depreciation at The Washington Post (after-tax impact of $21.0 million, or $2.23 per share);

•	A $25.4 million goodwill and other long-lived assets impairment charge related to Kaplan Ventures (after-tax impact of $18.8 million, or $2.00 per share);

•

A decline in equity in earnings (losses) of affiliates associated with $29.0 million in impairment charges at two of the Company’s affiliates (after-tax impact of $18.8 million, or $2.00 per share); and

•	$18.4 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $11.4 million, or $1.21 per share).

Items included in the Company’s results for the first nine months of 2008:

•	Charges of $112.0 million related to early retirement program expense at The Washington Post newspaper, the corporate office and Newsweek (after-tax impact of $67.8 million, or $7.13 per share);

•	A $59.7 million goodwill impairment charge at the Company’s community newspapers and The Herald (after-tax impact of $41.9 million, or $4.48 per share);

•	$13.7 million in accelerated depreciation at The Washington Post (after-tax impact of $8.6 million, or $0.91 per share);

•	Expenses and charges of $3.9 million in connection with restructuring at certain Test Prep operations (after-tax impact of $2.4 million, or $0.26 per share);

•	A decline in equity in earnings (losses) of affiliates associated with $6.8 million in impairment charges at two of the Company’s affiliates (after-tax impact of $4.1 million, or $0.43 per share); and

•	$13.4 million in non-operating unrealized foreign currency losses arising from the strengthening of the U.S. dollar (after-tax impact of $8.4 million, or $0.89 per share).

Revenue for the first nine months of 2009 was $3,331.3 million, up 1% from $3,298.0 in the first nine months of 2008, due to increased revenues at the Company’s education and cable television divisions, partially offset by revenue declines at the Company’s newspaper publishing, magazine publishing and television broadcasting divisions.

The Company reported operating income of $47.8 million for the first nine months of 2009, compared to operating income of $112.0 million for the first nine months of 2008. Excluding the operating items discussed above, the education division reported improved results for the period, and the newspaper publishing and magazine publishing divisions reported increased losses. Operating results were down at the television broadcasting division, while the cable television division reported improved results for the period.

The Company’s operating income for the third quarter and first nine months of 2009 included $2.3 million and $5.2 million of net pension credits, respectively, compared to $6.4 million and $19.6 million of net pension credits, respectively, for the same periods of 2008, excluding charges related to early retirement programs.

Division Results

Education

Education division revenue totaled $684.5 million for the third quarter of 2009, a 14% increase over revenue of $602.7 million for the same period of 2008. Kaplan reported operating income of $45.9 million for the third quarter of 2009, down 10% from $51.1 million in the third quarter of 2008. Results for the third quarter of 2009 included a goodwill and other long-lived assets impairment charge of $25.4 million related to two businesses at Kaplan Ventures.

For the first nine months of 2009, education division revenue totaled $1,927.4 million, a 12% increase over revenue of $1,722.5 million for the same period of 2008. Kaplan reported operating income of $115.2 million for the first nine months of 2009, down 21% from $145.3 million for the first nine months of 2008.

Kaplan completed a reorganization of its organizational and internal reporting structure during the third quarter of 2009. As a result, the Company has made changes to the composition of its reporting segments. A summary of Kaplan’s operating results reported under this new structure for the third quarter and the first nine months of 2009 compared to 2008 is as follows:

	Third Quarter			YTD
(In thousands)			%			%
	2009	2008	Change	2009	2008	Change
Revenue
Higher education	$408,658	$302,026	35	$1,119,142	$837,064	34
Test prep, excluding Score	109,319	122,109	(10)	333,848	366,287	(9)
Score	206	7,518	(97)	8,557	23,982	(64)
Kaplan international	138,089	141,895	(3)	382,066	407,402	(6)
Kaplan ventures	30,459	31,815	(4)	90,897	93,108	(2)
Kaplan corporate	315	371	(15)	967	1,058	(9)
Intersegment elimination	(2,530)	(2,995)	—	(8,108)	(6,442)	—

	$684,516	$602,739	14	$1,927,369	$1,722,459	12

Operating income (loss)
Higher education	$88,737	$45,927	93	$199,934	$128,949	55
Test prep, excluding Score	5,028	16,363	(69)	24,004	45,051	(47)
Score	(371)	(2,268)	—	(36,539)	(7,834)	—
Kaplan international	8,311	10,825	(23)	27,304	34,519	(21)
Kaplan ventures	(7,611)	(2,311)	—	(12,997)	(1,367)	—
Kaplan corporate	(15,577)	(11,477)	(36)	(38,984)	(33,546)	(16)
Kaplan stock compensation	(1,697)	(2,515)	33	(5,155)	(9,798)	47
Amortization of intangible assets	(5,617)	(3,151)	(78)	(17,247)	(10,503)	(64)
Impairment of goodwill and other long-lived assets	(25,387)	—	—	(25,387)	—	—
Intersegment elimination	84	(267)	—	236	(193)	—

	$45,900	$51,126	(10)	$115,169	$145,278	(21)

Kaplan Higher Education (KHE) includes Kaplan’s domestic post-secondary education businesses, made up of fixed-facility colleges as well as online post-secondary and career programs. Higher education revenue grew 35% for the third quarter of 2009 and 34% for the first nine months of 2009 due mostly to strong enrollment growth. Operating income at KHE improved 93% in the third quarter of 2009, reflecting this strong enrollment growth. Operating income increased 55% for the first nine months of 2009 due to this strong enrollment growth, offset by increased marketing and advertising costs in the first quarter of 2009, including a $21.0 million national media campaign. At September 30, 2009, KHE’s enrollments totaled 103,800, a 28% increase compared to total enrollments of 81,400 at September 30, 2008. Enrollment growth was particularly strong at Kaplan University’s online offerings, which grew at 37% in the first nine months of 2009.

Test prep includes Kaplan’s standardized test preparation and tutoring offerings, as well as the professional domestic training business, K12 and other businesses. Test prep revenue, excluding Score and revenue from acquired businesses, declined 11% in the third quarter and 9% in the first nine months of 2009 due to continued revenue declines in the real estate and financial education businesses, declines at the traditional test prep programs and softness in other programs. Test prep operating income, excluding Score, was also down in the third quarter and first nine months of 2009 due to declines at the traditional test prep programs and softness in other programs, offset by improved results at test prep’s professional domestic training businesses due to expense reductions.

At the end of March 2009, the Company approved a plan to offer tutoring services, previously provided at Score, in Kaplan test prep centers. The plan was substantially completed by the end of the second quarter of 2009; 14 existing Score centers were converted into Kaplan test prep centers and the remaining 64 Score centers were closed. Score revenues declined to $8.6 million in the first nine months of 2009, from $24.0 in the first nine months of 2008. Operating losses at Score increased to $36.5 million in the first nine months of 2009, inclusive of $24.9 million in restructuring-related charges, compared to $7.8 million in operating losses for the first nine months of 2008.

In 2007, Kaplan announced restructuring plans at its professional domestic training businesses that involved product changes and decentralization of certain operations, in addition to employee terminations. These businesses are now part of Kaplan’s test prep division. In the fourth quarter of 2008, Kaplan expanded this restructuring to include additional operations. Total restructuring-related expenses of $0.9 million and $8.1 million were recorded in the third quarter and first nine months of 2009, respectively, related to lease termination, accelerated depreciation of fixed assets and severance costs, compared to $0.7 million and $3.9 million in restructuring-related severance costs recorded in the third quarter and first nine months of 2008, respectively.

Kaplan International includes professional training and post-secondary education businesses outside the United States, as well as English-language programs. Kaplan International revenue declined 3% in the third quarter of 2009 and 6% in the first nine months of 2009. Excluding revenue from acquired businesses, Kaplan International revenue was down 9% for the third quarter of 2009 and 11% in the first nine months of 2009. The declines are the result of unfavorable exchange rates in the U.K., Europe and Australia and declines in English-language programs. These declines were offset by revenue growth at International’s Asian operations. Likewise, Kaplan International operating income is down largely due to weakness in the English-language programs and the financial education programs in the U.K., offset by improved operating results at International’s Asian operations.

Kaplan Ventures is made up of a number of businesses in various stages of development that are managed separately from the other education businesses. Kaplan Ventures includes Kaplan EduNeering, Kaplan Compliance Solutions, Education Connection, Kaplan Virtual Education, Kidum and other smaller businesses. Revenues at

Kaplan Ventures declined 4% in the third quarter and 2% in the first nine months of 2009. Kaplan Ventures reported operating losses of $7.6 million and $13.0 million for the third quarter and first nine months of 2009, compared to operating losses of $2.3 million and $1.4 million for the same periods of 2008, due primarily to increased losses at Kaplan Virtual Education, a developing group of online high school institutions. A goodwill and other long-lived assets impairment charge of $25.4 million was recorded at Kaplan in the third quarter of 2009 related to certain of the Kaplan Venture’s businesses, as the book value of these businesses exceeded their estimated fair value.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor activities.

Cable Television

Cable television division revenue of $189.6 million for the third quarter of 2009 represents a 4% increase from $181.8 million in the third quarter of 2008; for the first nine months of 2009, revenue increased 5% to $559.8 million, from $535.0 million in the same period of 2008. The 2009 revenue increase is due to continued growth in the division’s cable modem and telephone revenues, and a $4 monthly rate increase for most basic subscribers in June 2009.

Cable division operating income declined 3% to $40.3 million in the third quarter of 2009, versus $41.6 million in the third quarter of 2008; cable division operating income for the first nine months of 2009 increased 5% to $122.1 million, from $116.0 million for the first nine months of 2008. The decline in operating income in the third quarter of 2009 is due to increased programming, bad debt and general and administrative costs. The increase in operating income for the first nine months of 2009 is the result of the division’s revenue growth.

At September 30, 2009, Revenue Generating Units (RGUs) grew 1% due to continued growth in high-speed data and telephony subscribers, partially offset by a reduction in basic and digital subscribers. A summary of RGUs is as follows:

Cable Television Division Subscribers	September 30, 2009	September 30, 2008

Basic	677,751	701,711
Digital	221,564	224,231
High-speed data	388,567	368,614
Telephony	105,211	90,994

Total	1,393,093	1,385,550

Newspaper Publishing

Newspaper publishing division revenue totaled $156.3 million for the third quarter of 2009, a decrease of 20% from $196.2 million in the third quarter of 2008; division revenue decreased 19% to $485.9 million for the first nine months of 2009, from

$599.6 million for the first nine months of 2008. Print advertising revenue at The Post in the third quarter of 2009 declined 28% to $70.0 million, from $97.2 million in the third quarter of 2008, and decreased 27% to $224.4 million for the first nine months of 2009, from $308.6 million in the same period of 2008. The print revenue decline in 2009 is due to large decreases in classified, general, zones and retail advertising. Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com, declined 18% to $22.6 million for the third quarter of 2009, versus $27.4 million for the third quarter of 2008; newspaper online revenues declined 12% to $68.1 million in the first nine months of 2009, versus $77.3 million for the first nine months of 2008. Display online advertising revenue declined 14% and 4% for the third quarter and first nine months of 2009, respectively. Online classified advertising revenue on washingtonpost.com declined 27% and 26% for the third quarter and first nine months of 2009, respectively.

For the first nine months of 2009, Post daily and Sunday circulation declined 3.6% and 3.7%, respectively, compared to the same periods of the prior year. For the nine months ended September 27, 2009, average daily circulation at The Post totaled 600,800 and average Sunday circulation totaled 840,100.

As previously announced, the Company offered a Voluntary Retirement Incentive Program to certain employees of The Washington Post newspaper in the first quarter of 2009. A total of 221 employees accepted the offer, and early retirement program expense of $56.8 million was recorded in the second quarter of 2009, which is being funded primarily from the assets of the Company’s pension plans. In the third quarter of 2009, the Company offered a Voluntary Retirement Incentive Program to certain employees at Robinson Terminal Warehouse Corporation; $1.1 million in early retirement program expense was recorded in the third quarter of 2009, also to be funded from the assets of the Company’s pension plans. In the first quarter of 2008, a Voluntary Retirement Incentive Program was also offered, with 231 employees accepting the offer; $79.8 million in early retirement program expense was recorded in the second quarter of 2008, also funded primarily from the assets of the Company’s pension plans.

The Post closed its College Park, MD, printing plant in July 2009 and has consolidated its printing operations in Springfield, VA. The Post is also in the process of consolidating certain other operations in Washington, DC. In connection with these activities, accelerated depreciation of $6.1 million and $33.8 million was recorded in the third quarter and first nine months of 2009, respectively; accelerated depreciation of $12.5 million and $13.7 million was recorded in the third quarter and first nine months of 2008, respectively. The Company will incur additional costs related to the shutdown of the College Park, MD printing plant that will be recorded as incurred. The Company also expects to incur a loss on an office lease in conjunction with the consolidation of operations. A portion of the loss may be recorded in the fourth quarter of 2009 and the remainder in 2010, depending on the timing of the consolidation. Additionally, in the third quarter of 2008, the Company completed an impairment review of its community newspapers and The Herald, which resulted in a $59.7 million goodwill impairment loss.

The newspaper division reported an operating loss of $23.6 million in the third quarter of 2009, compared to an operating loss of $82.7 million in the third quarter of 2008. For the first nine months of 2009, the newspaper division reported an operating loss of $166.7 million, compared to an operating loss of $178.3 million for the first nine months of 2008. Excluding early retirement program charges, accelerated depreciation and goodwill impairment losses, operating results declined in the third quarter and first nine months of 2009 due to the significant decline in division advertising revenue and increased bad debt expense, offset by expense reductions. Newsprint expense was down 37% and 19% for the third quarter and first nine months of 2009, respectively, due to a decline in newsprint consumption and prices.

A summary of newspaper division operating results for the third quarter and the first nine months of 2009 compared to 2008 is as follows:

	Third Quarter			Year-to-Date
(In thousands)	2009	2008	% Change	2009	2008	% Change

Operating revenues	$156,281	$196,217	(20)	$485,937	$599,593	(19)
Operating expenses, excluding special charges	(172,675)*	(206,807)*	(17)	(560,942)*	(624,716)*	(10)

	(16,394)*	(10,590)*	(55)	(75,005)*	(25,123)*	—
Early retirement program expense	(1,124)	—	—	(57,924)	(79,800)	—
Goodwill impairment charge	—	(59,690)	—	—	(59,690)	—
Accelerated depreciation	(6,104)	(12,469)	—	(33,792)	(13,682)	—

Operating loss	$(23,622)	$(82,749)	71	$(166,721)	$(178,295)	6

*Non-GAAP measure

Television Broadcasting

Revenue for the television broadcasting division decreased 17% in the third quarter of 2009 to $64.6 million, from $78.0 million in 2008; for the first nine months of 2009, revenue decreased 19% to $192.4 million, from $238.5 million in 2008. The decrease in revenue is due to weaker advertising demand in all markets and most product categories, particularly automotive; political advertising revenue also declined by $3.9 million and $7.1 million for the third quarter and first nine months of 2009, respectively. Additionally, in the third quarter of 2008, the television broadcasting division benefited from $6.3 million in incremental summer Olympics-related advertising at the Company’s NBC affiliates.

In the third quarter of 2008, the television broadcasting division recorded $4.9 million in non-cash property, plant and equipment gains as a reduction to expense due to new digital equipment received at no cost from Sprint/Nextel in connection with an FCC mandate reallocating a portion of the broadcast spectrum in order to eliminate interference with public safety wireless communication systems.

Operating income for the third quarter of 2009 declined 50% to $15.1 million, from $30.1 million in 2008; operating income for the first nine months of 2009 declined 52% to $41.5 million, from $86.4 million in 2008. The operating income declines for the third quarter and first nine months of 2009 are due to the revenue decreases discussed above and the $4.9 million in non-cash gains in the third quarter of 2008.

Magazine Publishing

Revenue for the magazine publishing division totaled $40.2 million in the third quarter of 2009, a 33% decrease from $60.0 million in the third quarter of 2008; division revenue totaled $131.8 million for the first nine months of 2009, a 25% decrease from $176.0 million in the first nine months of 2008. The decline is due to a 48% and 38% reduction in advertising revenue at Newsweek for the third quarter and first nine months of 2009, respectively, resulting from fewer ad pages at both the domestic and international editions. In February 2009, Newsweek announced a circulation rate base reduction at its domestic edition, from 2.6 million to 1.5 million, by January 2010.

As previously announced, Newsweek offered a Voluntary Retirement Incentive Program to certain employees in November 2008 and 44 employees accepted the offer in the first quarter of 2009; early retirement program expense of $6.6 million was recorded in the first quarter of 2009, which is being funded primarily from the assets of the Company’s pension plans. In the first quarter of 2008, Newsweek also offered a Voluntary Retirement Incentive Program to certain employees and 117 employees accepted the offer. The early retirement program expense in 2008 totaled $29.2 million, also funded primarily from the assets of the Company’s pension plans. Of this amount, $24.6 million was recorded in the first quarter of 2008 and $4.6 million was recorded in the second quarter of 2008. In the third quarter of 2009, Newsweek continued to implement cost savings initiatives at its operations and $2.7 million in severance costs were recorded. Additional costs savings initiatives are underway that are expected to result in added charges in the fourth quarter of 2009.

The division had an operating loss of $4.3 million in the third quarter of 2009, compared to operating income of $9.0 million in the third quarter of 2008; the division had an operating loss of $29.7 million for the first nine months of 2009, compared to an operating loss of $27.0 million for the first nine months of 2008. Excluding early retirement program expense, the division’s operating loss increased in the third quarter and first nine months of 2009 due to the revenue reductions discussed above and a reduced pension credit, offset by a decline in subscription and editorial expenses at the domestic edition of Newsweek.

Other Businesses and Corporate Office

Other businesses and corporate office included the expenses of the Company’s corporate office and the operating results of Avenue100 Media Solutions (formerly CourseAdvisor). The 2008 results include $3.0 million in early retirement program expense at the corporate office recorded in the second quarter.

Equity in (Losses) Earnings of Affiliates

The Company’s equity in losses of affiliates for the third quarter of 2009 was $27.1 million, compared to losses of $0.6 million for the third quarter of 2008. For the first nine months of 2009, the Company’s equity in losses of affiliates totaled $28.2 million, compared to losses of $9.5 million for the same period of 2008.

Results for the third quarter of 2009 include $29.0 million in write-downs at two of the Company’s affiliate investments. The loss primarily relates to an impairment charge recorded on the Company’s interest in Bowater Mersey Paper Company, as a result of the challenging economic environment for newsprint producers. Results for the first nine months of 2008 included $6.8 million in impairment charges at two of the Company’s affiliates.

The Company holds a 49% interest in Bowater Mersey Paper Company and interests in several other affiliates.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $0.1 million for the third quarter of 2009, compared to other non-operating expense, net, of $21.1 million for the third quarter of 2008. The third quarter 2008 non-operating expense, net, included $20.6 million in unrealized foreign currency losses.

The Company recorded other non-operating income, net, of $15.8 million for the first nine months of 2009, compared to other non-operating expense, net, of $14.1 million for the same period of the prior year. The 2009 non-operating income, net, included $18.4 million in unrealized foreign currency gains, offset by $2.9 million in impairment write-downs on cost method investments and other items. The 2008 non-operating expense, net, included $13.4 million in unrealized foreign currency losses.

As noted above, a large part of the Company’s non-operating income (expense) is from unrealized foreign currency gains or losses arising from the translation of British pound and Australian dollar-denominated intercompany loans into U.S. dollars. The unrealized foreign currency gains in the first nine months of 2009 were the result of a weakening of the U.S. dollar against the British pound and the Australian dollar in the first nine months of 2009, versus the exchange rates in effect at the end of 2008. The unrealized foreign currency losses in the first nine months of 2008 were the result of a strengthening of the U.S. dollar against the British pound and the Australian dollar in the first nine months of 2008, versus the exchange rates in effect at the end of 2007.

Net Interest Expense

The Company incurred net interest expense of $7.0 million and $21.3 million for the third quarter and first nine months of 2009, respectively, compared to $5.7 million and $15.0 million for the same periods of 2008. The increases are due to a decline in interest income, as well as higher average interest rates in the first nine months of 2009 versus the same period of the prior year. At September 27, 2009, the Company had $399.1 million in borrowings outstanding at an average interest rate of 7.2%.

Provision for Income Taxes

The effective tax rate for the third quarter and first nine months of 2009 was 37.2% and 36.7%, respectively. The low effective tax rates for both of these periods are due primarily to favorable adjustments recorded in the third quarter of 2009 for a reduction in state income taxes and for prior year permanent federal tax deductions, offset by $8.5 million of nondeductible goodwill in connection with the impairment charge related to Kaplan Ventures recorded in the third quarter of 2009.

The effective tax rate for the third quarter and first nine months of 2008 was 19.5% and 36.0%, respectively. The low effective tax rate for both of these periods is due to a reduction in state income taxes and a favorable $4.6 million provision to return adjustment from 2007, offset by $5.9 million of nondeductible goodwill in connection with the impairment charge recorded in the third quarter of 2008.

Earnings Per Share

The calculation of diluted earnings per share for the third quarter and first nine months of 2009 was based on 9,401,010 and 9,399,501 weighted average shares outstanding, respectively, compared to 9,358,096 and 9,458,193, respectively, for the third quarter and first nine months of 2008. In the first quarter of 2009, the Company repurchased 3,359 shares of its Class B common stock at a cost of $1.4 million from recipients of vested awards of restricted shares at market price.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Third Quarter		% Change
	2009	2008

Operating revenues	$1,148,711	$1,128,658	2
Operating expenses	(985,230)	(950,265)	4
Depreciation	(70,094)	(73,524)	(5)
Amortization of intangible assets	(6,767)	(4,912)	38
Impairment of goodwill and other long-lived assets	(25,387)	(59,690)	(57)

Operating income	61,233	40,267	52
Equity in losses of affiliates, net	(27,192)	(609)	—
Interest income	555	1,173	(53)
Interest expense	(7,533)	(6,882)	9
Other income (expense), net	103	(21,083)	—

Income before income taxes	27,166	12,866	—
Provision for income taxes	(10,100)	(2,500)	—

Net income	17,066	10,366	65
Net loss (income) attributable to noncontrolling interest	214	(37)	—

Net income attributable to The Washington Post Company	17,280	10,329	67
Redeemable preferred stock dividends	(230)	(236)	(3)

Net income available for common stock	$17,050	$10,093	69

Basic earnings per share	$1.81	$1.08	68

Diluted earnings per share	$1.81	$1.08	68

Basic average shares outstanding	9,340,067	9,334,057
Diluted average shares outstanding	9,401,010	9,358,096

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2009	2008

Operating revenues	$3,331,299	$3,298,015	1
Operating expenses	(3,005,847)	(2,915,106)	3
Depreciation	(231,651)	(195,463)	19
Amortization of intangible assets	(20,606)	(15,804)	30
Impairment of goodwill and other long-lived assets	(25,387)	(59,690)	(57)

Operating income	47,808	111,952	(57)
Equity in losses of affiliates, net	(28,160)	(9,505)	—
Interest income	1,838	4,555	(60)
Interest expense	(23,114)	(19,514)	18
Other income (expense), net	15,779	(14,052)	—

Income before income taxes	14,151	73,436	(81)
Provision for income taxes	(5,200)	(26,400)	(80)

Net income	8,951	47,036	(81)
Net loss (income) attributable to noncontrolling interest	2,108	(141)	—

Net income attributable to The Washington Post Company	11,059	46,895	(76)
Redeemable preferred stock dividends	(928)	(946)	(2)

Net income available for common stock	$10,131	$45,949	(78)

Basic earnings per share	$1.08	$4.87	(78)

Diluted earnings per share	$1.08	$4.86	(78)

Basic average shares outstanding	9,339,646	9,432,642
Diluted average shares outstanding	9,399,501	9,458,193

THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Third Quarter		% Change	Year-to-Date		% Change
	2009	2008		2009	2008

Operating Revenues:
Education	$684,516	$602,739	14	$1,927,369	$1,722,459	12
Cable television	189,647	181,840	4	559,839	535,011	5
Newspaper publishing	156,281	196,217	(20)	485,937	599,593	(19)
Television broadcasting	64,599	78,003	(17)	192,415	238,507	(19)
Magazine publishing	40,167	59,969	(33)	131,776	176,043	(25)
Other businesses and corporate office	15,314	11,534	33	39,290	30,134	30
Intersegment elimination	(1,813)	(1,644)	(10)	(5,327)	(3,732)	(43)

	$1,148,711	$1,128,658	2	$3,331,299	$3,298,015	1

Operating Expenses:
Education	$638,616	$551,613	16	$1,812,200	$1,577,181	15
Cable television	149,318	140,215	6	437,691	418,996	4
Newspaper publishing	179,903	278,966	(36)	652,658	777,888	(16)
Television broadcasting	49,547	47,895	3	150,952	152,143	(1)
Magazine publishing	44,481	50,925	(13)	161,462	203,045	(20)
Other businesses and corporate office	27,426	20,421	34	73,855	60,542	22
Intersegment elimination	(1,813)	(1,644)	(10)	(5,327)	(3,732)	(43)

	$1,087,478	$1,088,391	0	$3,283,491	$3,186,063	3

Operating Income (Loss):
Education	$45,900	$51,126	(10)	$115,169	$145,278	(21)
Cable television	40,329	41,625	(3)	122,148	116,015	5
Newspaper publishing	(23,622)	(82,749)	71	(166,721)	(178,295)	6
Television broadcasting	15,052	30,108	(50)	41,463	86,364	(52)
Magazine publishing	(4,314)	9,044	—	(29,686)	(27,002)	(10)
Other businesses and corporate office	(12,112)	(8,887)	(36)	(34,565)	(30,408)	(14)

	$61,233	$40,267	52	$47,808	$111,952	(57)

Depreciation:
Education	$19,017	$16,390	16	$61,099	$49,171	24
Cable television	30,800	30,524	1	92,998	92,091	1
Newspaper publishing	15,352	23,596	(35)	64,861	45,481	43
Television broadcasting	3,528	2,361	49	9,458	6,831	38
Magazine publishing	1,197	504	—	2,672	1,553	72
Other businesses and corporate office	200	149	34	563	336	68

	$70,094	$73,524	(5)	$231,651	$195,463	19

Amortization of intangible assets and impairment of goodwill and other long-lived assets
Education	$31,004	$3,151	—	$42,634	$10,503	—
Cable television	79	81	(2)	231	236	(2)
Newspaper publishing	274	59,840	—	736	60,164	(99)
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Other businesses and corporate office	797	1,530	(48)	2,392	4,591	(48)

	$32,154	$64,602	(50)	$45,993	$75,494	(39)

Pension (Expense) Credit:
Education	$(1,914)	$(1,287)	49	$(4,152)	$(3,095)	34
Cable television	(532)	(398)	34	(1,319)	(1,116)	18
Newspaper publishing	(5,168)	(3,159)	64	(71,784)	(84,315)	(15)
Television broadcasting	(63)	241	—	(357)	809	—
Magazine publishing	9,080	10,860	(16)	18,938	4,140	—
Other businesses and corporate office	(220)	(16)	—	(661)	(1,875)	65

	$1,183	$6,241	(81)	$(59,335)	$(85,452)	31